Filed Pursuant to Rule 424(b)(3)
File No. 333-221549

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED November 16, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated November 14, 2017)

$

ANDEAVOR LOGISTICS LP

TESORO LOGISTICS FINANCE CORP.

$             % Senior Notes due 20

$             % Senior Notes due 20

$             % Senior Notes due 20

We are offering $         aggregate principal amount of     % Senior Notes due 20     (the “20     notes”), $         aggregate principal amount of     % Senior Notes due 20     (the “20     notes”) and $         aggregate principal amount of     % Senior Notes due 20     (the “20     notes,” and, together with the “20     notes” and the “20     notes,” the “notes” ). The 20     notes will mature on                 , 20    , the 20     notes will mature on                  , 20     and the 20     notes will mature on                 , 20    . Interest on each series of the notes is payable semi-annually in arrears on                  and                  of each year, commencing on                 , 2018.

We may redeem each series of the notes, in whole or in part, at any time before the applicable maturity date at the prices described under “Description of the Notes—Optional Redemption” on page S-21 of this prospectus supplement.

The notes will be guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries (except for Tesoro Logistics Finance Corp.) that guarantee other specified indebtedness. The guarantees will rank equal in right of payment with the existing and future senior indebtedness of the guarantors and will rank senior to any future subordinated indebtedness the guarantors may incur.

The notes will be general senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior indebtedness, including amounts outstanding under our 5.50% Senior Notes due 2019, our 6.375% Senior Notes due 2024 and our 5.25% Senior Notes due 2025 (collectively, the “Existing Notes”), and our incremental revolving credit facility under that certain credit agreement dated January 29, 2016, which provides us with loan availability of $1.0 billion (the “Dropdown Credit Facility”), and the revolving credit facility under that certain third amended and restated revolving credit agreement dated January 29, 2016, which provides us with loan availability of $600.0 million (the “Revolving Credit Facility,” and, together with the Dropdown Credit Facility, the “Credit Facilities”). The notes will rank senior to any future subordinated indebtedness we may incur. The notes will be effectively junior to all of our existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. The notes and the guarantees will be structurally junior to the indebtedness and other liabilities of any non-guarantor subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system. Currently there are no public markets for the notes and we cannot provide any assurances that active public markets for the notes will develop.

Investing in the notes involves risks. See “Risk Factors” on page S-8 of this prospectus supplement and on page 5 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	Per note 20 note		Total 20 notes		Per note 20 note		Total 20 notes		Per note 20 note		Total 20 notes
Public Offering Price		%(1)		$(1)		%(1)		$(1)		%(1)		$(1)
Underwriting Discount		%(2)		$(2)		%(2)		$(2)		%(2)		$(2)
Proceeds, before expenses to us(1)		%	$			%	$			%	$

(1)	Plus accrued interest, if any, from , 2017.
(2)	Underwriting discounts and commissions will be paid from cash on hand.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

We expect delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about                 , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC	Credit Suisse	Wells Fargo Securities

Deutsche Bank Securities	MUFG	TD Securities	US Bancorp

Co-Managers

SMBC Nikko	Tudor, Pickering, Holt & Co.

Prospectus supplement dated November     , 2017.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized anyone to provide you with different or additional information. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, some of which may not apply to this offering of the notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying base prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus. Please read “Incorporation of Certain Documents by Reference” in this prospectus supplement.

This prospectus supplement does not offer to sell or solicit offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

As used in this prospectus supplement, unless otherwise noted or the context otherwise requires, references to “we,” “our,” “us,” “Partnership” and “Andeavor Logistics” refer to Andeavor Logistics LP and its subsidiaries as a combined entity. References to our “general partner” refer to Tesoro Logistics GP, LLC, the general partner of Andeavor Logistics LP. References to “Andeavor” refer to Andeavor and any of its subsidiaries, other than Andeavor Logistics, its subsidiaries and its general partner. References to “Finance Corp.” refer to Tesoro Logistics Finance Corp., our wholly-owned subsidiary and co-issuer of the notes.

In making an investment decision, prospective investors must rely on their own examination of Andeavor Logistics LP and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable laws and regulations.

This prospectus supplement contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the principal offices of the SEC located at Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about

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the operation of the Public Reference Room. Materials also may be obtained free of charge from the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Any information that we file after the date of this prospectus supplement and prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and that is deemed “filed” with the SEC is incorporated by reference and will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 21, 2017 (the “Annual Report”);

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 9, 2017, for the quarterly period ended June 30, 2017 filed on August 9, 2017 and for the quarterly period ended September 30, 2017, filed on November 9, 2017; and

•	our Current Reports on Form 8-K filed on October 20, 2014, December 11, 2014, January 6, 2017, February 22, 2017, February 24, 2017 (Item 1.01 only), April 26, 2017, May 19, 2017, June 1, 2017, August 1, 2017, August 14, 2017 (Items 1.01 and 3.02 only), August 21, 2017, August 22, 2017, September 28, 2017, October 31, 2017, November 3, 2017, November 8, 2017 (only the report filed, not furnished, on this date), November 13, 2017 and November 14, 2017.

We take no responsibility for Western Refining Logistics, LP’s (“WNRL”) filings with the SEC, and we are not incorporating by reference any part of such filings into this prospectus supplement, except to the extent incorporated by reference by our Current Report on Form 8-K/A, filed on November 14, 2017. WNRL’s audited consolidated financial statements, as incorporated by reference in the aforementioned Current Report on Form 8-K/A filed on November 14, 2017, have not been updated for the retrospective adoption of Accounting Standards Update 2016-09, “Improvements to Employee Share-Based Payment Accounting.” WNRL adopted this accounting standards update on January 1, 2017. The presentation of WNRL’s Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2015 would have been retrospectively adjusted to include payments of $0.5 million each year for tax withholdings for stock-based compensation in net cash used in financing activities that was previously reported in net cash provided by operating activities as a change in accounts payable and accrued liabilities. There were no payments during the year ended December 31, 2014.

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. In addition, such representations and warranties were made solely for the benefit of the parties to such agreement.

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You may obtain the documents incorporated by reference into this prospectus supplement from the SEC through the SEC’s website at the address provided above. The documents are also available, free of charge, through our website, www.andeavorlogistics.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for the filings expressly referenced above, information on or accessible through our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. You may also request a copy of these filings at no cost, by making written or telephone requests for such copies to:

Andeavor Logistics LP

Investor Relations

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

(210) 626-6000

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FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement, the accompanying base prospectus and the documents we incorporated by reference may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	changes in the expected value of and benefits derived from acquisitions, including any inability to successfully integrate acquisitions or realize expected synergies;

•	changes in global economic conditions on our business, on the business of our key customers, including Andeavor, and on our customers’ suppliers, business partners and credit lenders;

•	a material change in the crude oil and natural gas produced in the Bakken Shale/Williston Basin area of North Dakota and Montana, the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming, the Delaware Basin, the Four Corners area of Northwestern New Mexico and the Upper Great Plains region;

•	the ability of our key customers, including Andeavor, to remain in compliance with the terms of their outstanding indebtedness;

•	changes in the cost or availability of third-party vessels, pipelines and other means of delivering and transporting crude oil, feedstocks, natural gas, NGLs and refined products;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	the timing and extent of changes in commodity prices and demand for refined products, natural gas and NGLs;

•	changes in our cash flow from operations;

•	impact of QEP Resources’ and Questar Gas Company’s ability to perform under the terms of our gathering agreements as they are the largest customers in our natural gas business;

•	the risk of contract cancellation, non-renewal or failure to perform by those in our supply and distribution chains, including Andeavor and Andeavor’s customers, and the ability to replace such contracts and/or customers;

•	the suspension, reduction or termination of Andeavor’s obligations under our commercial agreements and our secondment agreement;

•	a material change in profitability among our customers, including Andeavor;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the coverage and ability to recover claims under our insurance policies;

•	direct or indirect effects on our business resulting from actual or threatened terrorist or activist incidents, cyber-security breaches or acts of war;

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•	weather conditions, earthquakes or other natural disasters affecting operations by us or our key customers, including Andeavor, or the areas in which our customers operate;

•	disruptions due to equipment interruption or failure at our facilities, Andeavor’s facilities or third-party facilities on which our key customers, including Andeavor, are dependent;

•	our inability to complete acquisitions on economically acceptable terms or within anticipated timeframes;

•	actions of customers and competitors;

•	changes in our credit profile;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein and any legal or regulatory investigations, delays in obtaining necessary approvals and permits, compliance costs or other factors beyond our control;

•	operational hazards inherent in refining and natural gas processing operations and in transporting and storing crude oil, natural gas, NGLs and refined products;

•	changes in capital requirements or in execution and benefits of planned capital projects;

•	seasonal variations in demand for natural gas and refined products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Andeavor;

•	risks related to labor relations and workplace safety;

•	political developments; and

•	the factors described in greater detail under “Competition” and “Risk Factors” in Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the SEC.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference under the heading “Risk Factors.” Except as required by law, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

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TRADEMARKS AND SERVICE MARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners. The trademarks we own or have the right to use include Andeavor Logistics. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ®, TM or SM symbols, but the absence of such references does not indicate the registration status of the trademarks, service marks and trade names, and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of this offering of notes, you should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference, including the financial statements and the notes thereto. Please read “Where You Can Find More Information” on page S-ii of this prospectus supplement. Please also read “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference for more information about important factors that you should consider before investing in the notes.

Andeavor Logistics

Overview

We are a fee-based, growth-oriented Delaware limited partnership formed in December 2010 by Andeavor and its wholly owned subsidiary, Tesoro Logistics GP, LLC, to own, operate, develop and acquire logistics assets. We completed our initial public offering in April 2011. We are a full-service logistics company operating in the western and mid-continent regions of the United States. We own and operate networks of crude oil, refined products and natural gas pipelines, terminals with dedicated and non-dedicated storage capacity for crude oil and refined products, rail facilities with loading and off-loading capabilities, marine terminals, a trucking fleet and natural gas processing and fractionation complexes. As of September 30, 2017, our assets were organized in two segments: (i) Gathering and Processing and (ii) Terminalling and Transportation. We generate revenues by charging fees for gathering crude oil and produced water, gathering and processing natural gas as well as fees for terminalling, transporting and storing crude oil and refined products. Approximately 44% and 59% of our total revenues for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively, were derived from Andeavor and its affiliates under various long-term, fee-based commercial agreements, the majority of which include minimum volume commitments.

Management and Ownership of Andeavor Logistics

We are managed and operated by the board of directors and executive officers of Tesoro Logistics GP, LLC, our general partner. Andeavor is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner. Unlike shareholders in a publicly traded corporation, our unitholders are not entitled to elect our general partner or the board of directors of our general partner. Some of the executive officers and directors of our general partner currently serve as executive officers and directors of Andeavor.

In order to maintain operational flexibility, our operations are conducted through, and our operating assets are owned by, various operating subsidiaries. However, neither we nor our subsidiaries directly employ all of the resources necessary to conduct our operations. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by Andeavor or others. A substantial majority of the personnel that will conduct our business are employed by our general partner and its affiliates, including Andeavor, but we sometimes refer to these individuals in this prospectus as our employees.

Recent Developments

WNRL Merger

On October 30, 2017, we completed the merger (the “WNRL Merger”) of Western Refining Logistics, LP (“WNRL”) into Andeavor Logistics, with WNRL becoming a wholly-owned subsidiary of Andeavor Logistics. Concurrently with the completion of the WNRL Merger, Andeavor Logistics’ incentive distribution rights held by our general partner were cancelled and the 2% general partner interest in Andeavor Logistics held by our general partner was converted into a non-economic general partner interest in Andeavor Logistics (“GP/IDR Restructuring”). As a result of the GP/IDR Restructuring, our general partner received 78,000,000 common units representing limited partner interests in Andeavor Logistics.

Anacortes Asset Acquisition

On November 8, 2017, we announced our acquisition of certain logistics assets located in Anacortes, Washington (the “Anacortes Logistics Assets”), from Tesoro Refining & Marketing Company LLC, a subsidiary of Andeavor (“TRMC”), for total consideration of $445 million (the “Anacortes Asset Acquisition”). The Anacortes Logistics Assets included (i) tankage with a shell capacity of approximately 1.1 million barrels of crude oil and other feedstock storage and approximately 2.8 million barrels of refined product storage at TRMC’s refinery in Anacortes, Washington, including gasoline blending facilities and related equipment, pipeline interconnections, laboratories and ancillary facilities, (ii) rail terminal for the loading and unloading of crude oil and other heavy feedstocks from mainfest railcars, together with certain rail lines and railcar storage tracks and all related equipment and ancillary facilities and (iii) pipelines for the transfer of crude oil, non-crude feedstocks, black oils and light petroleum products between and among certain facilities and the marine terminal at TRMC’s refinery. The Anacortes Asset Acquisition was effected by way of a contribution of the Anacortes Logistics Assets by TRMC into Tesoro Logistics Operations LLC, one of our subsidiaries, in exchange for our payment to our general partner of approximately $445 million, comprised of $400.5 million in cash financed with borrowings under the Dropdown Credit Facility and issuance of 980,802 common units to our general partner, which had a fair value of approximately $44.5 million.

Amendment to the Credit Facilities

On November 9, 2017, we entered into an agreement and consent with the lenders under the Credit Facilities, which provides that for purposes of the Credit Facilities, the “Investment Grade Date” (as defined in the Credit Facilities) is deemed to have occurred and results in the release of all collateral pledged by us and certain of our subsidiaries under the Credit Facilities. As a result, from and following November 9, 2017, we and our subsidiaries are no longer required to secure the obligations under the Credit Facilities. We are currently in the process of terminating the security interests related to the Credit Facilities.

Our Strengths and Strategies

As a leading provider of logistic services to refining and marketing companies and oil and gas producers within our strategic footprint, we believe the following are some of our key competitive strengths and strategies.

•	Strategic Relationship with Andeavor—We have a strategic relationship with Andeavor which is one of the largest independent petroleum refiners and marketers in the United States.

Andeavor’s approximate 59% ownership in Andeavor Logistics provides a clear alignment between the two parties. Andeavor has accounted for approximately 50% of our revenue as of September 30, 2017.

•	Strategically Located and Geographically Diverse Portfolio—We have a geographically diverse and strategically located portfolio. Our significant geographic diversity across the Bakken, Rockies and Permian Basins as well as the California, Northwest, Southwest and mid-continent refining markets gives us a well-balanced portfolio to serve both upstream and downstream customers and attractive markets.

•	Stable, Fee Based Cash Flow—We aim to have a stable, fee-based cash flow that is more predictable and stable.

•	Significant Growth Potential—Our assets and footprint provides us with a visible pipeline of growth opportunities through both our existing asset base and organic expansion, including in the Permian and through third party acquisitions and acquisitions of Andeavor assets.

•	Strong Financial Policy and Performance—We are focused on strengthening our business profile and improving our credit metrics, including through aiming to maintaining prudent liquidity under our debt facilities and 1.1x target distribution coverage.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, and our telephone number is (210) 626-6000. Our website is located at andeavorlogistics.com. The information on or accessible through our website is not part of this prospectus supplement, other than the documents that Andeavor Logistics files with the SEC that are expressly incorporated by reference into this prospectus supplement, and you should rely only on information contained in or incorporated by reference herein and any free writing prospectus filed in connection with this offering when making an investment decision. See “Incorporation of Certain Documents by Reference” beginning on page S-iii of this prospectus supplement.

The Offering

Issuers	Andeavor Logistics LP and Tesoro Logistics Finance Corp.

Finance Corp., a Delaware corporation, is our wholly-owned subsidiary organized for the sole purpose of being a co-issuer and co-obligor of the Existing Notes and the notes and a guarantor of certain of our other indebtedness. Finance Corp. has no operations and no revenue other than as may be incidental to its activities as co-issuer and co-obligor of the Existing Notes and the notes and a guarantor of our other indebtedness.

Securities Offered	$ aggregate principal amount of our % Senior Notes due 20 (the “20 notes”), $ aggregate principal amount of our % Senior Notes due 20 (the “20 notes”) and $ aggregate principal amount of our % Senior Notes due 20 (the “20 notes,” and, together with the 20 notes and the 20 notes, the “notes”).

Maturity	The 20 notes will mature on , 20 , the 20 notes will mature on , 20 and the 20 notes will mature on , 20 .

Interest Payment Dates	and of each year, commencing on , 2018. Interest will accrue from , 2017.

Ranking	The notes will be our general unsecured senior obligations. Accordingly, they will rank:

•	effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or any guarantor subsidiary);

•	equal in right of payment with all of our existing and future senior indebtedness, including amounts outstanding under the Existing Notes and the Credit Facilities; and

•	senior in right of payment to any future subordinated indebtedness we may incur.

As of September 30, 2017, on a pro forma as adjusted basis as described under “Capitalization” on page S-16 of this prospectus supplement, and giving effect to the occurrence of the Investment Grade Date under the Credit Facilities, we would have had total indebtedness of approximately $ million, all of which would have been unsecured indebtedness.

Optional Redemption	We may redeem the notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Notes—Optional Redemption” on page S-21 of this prospectus supplement.

Guarantees	The notes will be jointly and severally guaranteed on a senior unsecured basis by certain of our domestic subsidiaries that guarantee other specified indebtedness.

Each subsidiary guarantee will rank:

•	effectively subordinated to all existing and future secured indebtedness of such guarantor subsidiary, including its guarantee of indebtedness under the Credit Facilities, in each case to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries;

•	equal in right of payment to all existing and future senior indebtedness of such guarantor subsidiary, including its guarantees of indebtedness under the Credit Facilities and the Existing Notes; and

•	senior in right of payment to any future subordinated indebtedness such guarantor subsidiary may incur.

Any guarantee of the notes will be released in the event such guarantee is released under the Credit Facilities and the Existing Notes.

As of the Issue Date the notes will be jointly and severally guaranteed on a senior unsecured basis by all of our domestic, wholly-owned subsidiaries (except for Tesoro Logistics Finance Corp.).

Covenants	We will issue the notes under an indenture among us, our guarantor subsidiaries and U.S.

Bank National Association, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	create liens; and

•	merge or consolidate with other entities.

These covenants are subject to important exceptions and qualifications. See “Description of the Notes—Certain Covenants” on page S-23 of this prospectus supplement.

No Public Market	The notes are new securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering (i) to redeem our 5.875% Senior Notes due 2020 and 6.125% Senior Notes due 2021, (ii) to repay borrowings under the Dropdown Credit Facility, (iii) to pay fees and expenses associated with the foregoing and (iv) for general partnership purposes (including the repayment of amounts outstanding under the Revolving Credit Facility). See “Use of Proceeds” on page S-15 of this prospectus supplement. Certain of the underwriters and/or their affiliates may hold Existing Notes and may receive a portion of the proceeds from this offering. See “Underwriting” on page S-48 of this prospectus supplement.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk Factors	Investing in the notes involves risks. Please read “Risk Factors” starting on page S-8 of this prospectus supplement, page 5 of the accompanying prospectus supplement and in the documents incorporated by reference, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risk. Before making an investment in the notes offered hereby, you should carefully consider the risk factors included under the caption “Risk Factors” on page 5 of the accompanying base prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of the notes could decline, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” on page S-v of this prospectus supplement.

Risks Related to the Notes

Our partnership agreement limits our ability to accumulate cash, which may limit cash available to service the notes or repay them at maturity.

Our partnership agreement requires that we, within 45 days after the end of each quarter, distribute our available cash to our unitholders of record on the applicable record date. Available cash generally means, for any quarter, all cash on hand at the end of each quarter after the establishment of cash reserves by our general partner. In addition, if our general partner so determines, available cash may be increased by cash on hand resulting from working capital borrowings made subsequent to the end of the quarter. Our general partner determines the amount and timing of cash distributions and has broad discretion to establish and make additions to our reserves in amounts our general partner determines to be necessary or appropriate to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated future credit needs subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; and

•	provide funds for distributions to our unitholders and our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions on our subordinated units unless it determines that the establishment of those reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for the next four quarters).

Our level of indebtedness could adversely affect Andeavor Logistics’ financial condition and prevent it from fulfilling our obligations under the notes.

On a pro forma as adjusted basis as described under “Capitalization,” as of September 30, 2017, we would have had approximately $             million (including $9 million of capital lease obligations) of total indebtedness and $             million of available borrowings under our Credit Facilities. Andeavor Logistics’ indebtedness could have important consequences to you, including the following:

•	it may be more difficult for Andeavor Logistics to satisfy its obligations, including debt service requirements under its outstanding debt, including the notes;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay principal, premium, if any, and interest on the notes and other indebtedness which will reduce the funds available to Andeavor Logistics for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions; and

•	our ability to capitalize on business opportunities and to react to competitive pressures as compared to Andeavor Logistics’ competitors may be compromised due to Andeavor Logistics’ substantial level of indebtedness.

Despite our current or future indebtedness level, we may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future and such debt may be secured debt. On a pro forma as adjusted basis as described under “Capitalization,” as of September 30, 2017, we have $             million of available borrowings under our Credit Facilities. The terms of the indenture governing the notes will not prohibit Andeavor Logistics from incurring unsecured debt and the limitation on incurring secured debt is subject to important limitations, qualifications and exceptions. If we incur any secured debt it will be effectively senior to the notes to the extent of the value of the collateral securing such debt and if we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Andeavor Logistics. If new debt is added to our current debt levels, the related risks we faces will increase.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company and conduct substantially all of our operations through our subsidiaries. Our only significant asset is the capital stock of our subsidiaries. As a holding company, we are dependent on distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the notes. Our subsidiaries may not generate sufficient cash from operations to enable us to make payments on our indebtedness, including the notes. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state corporate laws, other laws and regulations and contractual restrictions. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, state law or otherwise, we may not be able to pay interest or principal on the notes when due, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

The notes will be effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness, in each case to the extent of the value of the property securing such indebtedness.

The notes and the guarantees will be effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. As of September 30, 2017, on a pro forma as adjusted basis as described under “Capitalization,” and the occurrence of the Investment Grade Date under our Credit Facilities, we would have had total unused credit availability of approximately $             million, all of which would have been unsecured, and no letters of credit outstanding.

The effect of this is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of our, or our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the collateral that secures our secured indebtedness will be available to pay obligations on the notes offered hereby only after all indebtedness under the Credit Facilities has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our, or our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding.

The notes will be structurally subordinated to all obligations of our future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee specified indebtedness. Except for such subsidiary guarantors of the notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that will govern the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Under certain circumstances, the subsidiary guarantees will be released.

If, at any time, a subsidiary does not guarantee specified indebtedness, the note guarantee of such subsidiary will be released. If all of the subsidiary guarantors are released from their guarantees of these notes, our subsidiaries will have no obligation to pay any amounts due on the notes. In the event of the release of any subsidiary guarantor’s guarantee, our right, as an equity holder of such subsidiary, to receive any assets of such subsidiary upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

The credit agreements governing the Credit Facilities contain covenants requiring us to maintain certain financial ratios. Our ability to comply with the financial covenants under the Credit Facilities as they currently exist or as they may be amended, may be affected by events beyond our control and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with these financial covenants or to comply with the other restrictions contained in the credit agreements governing the Credit Facilities could result in a default, which could cause that indebtedness (and by reason of cross-acceleration provisions, indebtedness under the indentures governing the Existing Notes, the indenture that will govern the notes and any other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the lenders under the Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of the Credit Facilities, we may not be able to pay that indebtedness immediately and continue to operate our business.

If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to affect any of these actions on satisfactory terms or at all. Furthermore, a failure to comply with the provisions of the indentures or the Credit Facilities could result in an event of default, which could enable our lenders to declare the outstanding principal of that debt, together with accrued interest, to be immediately due and payable. If we were unable to repay the accelerated amounts, our lenders could proceed against the collateral granted to them to secure such debt. If the payment of our debt is accelerated, defaults under any other debt instruments we may have could be triggered, and our assets may be insufficient to repay such debt in full.

We are dependent upon the earnings and cash flow generated by our operations to meet our debt service obligations and to allow us to make cash distributions to our unitholders. Funds available for our operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt. Furthermore, the provisions of the credit agreements that govern the Credit Facilities, our indentures, and any other debt we incur, may restrict our ability to obtain future financing and our ability to expand business activities or pursue attractive business opportunities. It may also restrict our flexibility in planning for, and reacting to, changes in business conditions.

The indentures relating to our Existing Notes and the credit agreements that govern the Credit Facilities contain covenants that restrict, among other things, our ability to:

•	make certain cash distributions;

•	pay dividends and other distributions with respect to our units and purchase, redeem or retire our units;

•	make certain investments;

•	incur additional indebtedness and issue disqualified stock;

•	sell assets;

•	incur liens on our assets;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

In addition, the indenture relating to the notes will contain covenants that restrict our ability to:

•	incur liens on our assets; and

•	engage in certain mergers or consolidations and transfers of assets.

These restrictions may limit our ability to make cash distributions to our unitholders and meet our debt service obligations.

The indenture governing the notes will contain negative covenants that may have a limited effect and may only provide limited protection against significant corporate events which may adversely affect the value of the notes.

The indenture governing the notes will contain limited covenants that restrict our ability and the ability of our restricted subsidiaries to incur liens on our assets and enter into certain mergers with or into, or sell substantially all of our assets to, another person. These limited covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the Notes—Certain Covenants” on page S-23 of this prospectus supplement. In light of these exceptions, holders of the notes may be effectively subordinated to new lenders to the extent of the value of the collateral pledged to secure obligations owed to such lenders. Additionally, the notes do not require us to make an offer to repurchase the notes in connection with any transaction. Combined with the limited negative covenants, you should be aware that the terms of the notes and indenture do no restrict our ability to engage in, or otherwise be party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on the value of your notes.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow, or that we will be able to borrow funds under the Credit Facilities, in an amount sufficient to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, to refinance our debt obligations and to fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Based upon current levels of operations, we believes cash flow from operations, amounts available under the Credit Facilities and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. In addition, the covenants contained in the credit agreements that govern the Credit Facilities and the indentures will restrict our ability to incur additional debt.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees.

Our obligations under the notes initially will be guaranteed on a general unsecured senior basis by the subsidiary guarantors. Various preference or fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid any subsidiary guarantee issued by a guarantor. It also is possible that under certain circumstances a court could hold that the direct obligations of a guarantor could be superior to the obligations under its subsidiary guarantee.

To the extent that a court finds that at the time a guarantor entered into a subsidiary guarantee either (1) the subsidiary guarantee was incurred by a guarantor with the intent to hinder, delay or defraud any present or future creditor or that a guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others, or (2) the guarantor did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the guarantor (a) was insolvent or rendered insolvent by reason of the issuance of the subsidiary guarantee, (b) was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they matured, the court could avoid or subordinate the subsidiary guarantee in favor of the guarantor’s other creditors. Among other things, a legal challenge of a subsidiary guarantee issued by a guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would cease to have any claim as a creditor in respect of that subsidiary guarantor.

We cannot assure you that a court would conclude that the notes and the subsidiary guarantees issued concurrently with the issuance of these notes were incurred for proper purposes and in good faith. We also cannot assure you that a court would conclude that, after giving effect to this offering, Andeavor Logistics and the subsidiary guarantors are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they become absolute and mature.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that makes the guarantee effectively worthless. Although subsequently overturned on other grounds, a recent Florida bankruptcy court found this kind of provision insufficient to protect such guarantees.

The terms of the Indenture, the notes or the guarantees may be amended, waived or supplemented with the approval of holders of at least a majority in principal amount of then-outstanding notes, in which case such amendments, supplements or waivers will be binding on all holders.

Noteholders should have a reasonable expectation that the Indenture, the notes or the guarantees may be amended, supplemented or waived from time to time in accordance with the terms of the Indenture and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of all series of notes that are affected by such amendments, supplements or waivers, will be binding on all noteholders. Any such amendment, supplement or waiver may be undertaken by way of a consent solicitation that may involve a tender offer for notes or payment of a consent fee, in each case made in compliance with the terms of the Indenture. A noteholder will be expected to know the terms of the Indenture and the effect of such terms on the notes and their rights as a holder of notes. Copies of the Indenture may be obtained from us upon request, when available.

Holders of the notes will be deemed to have agreed to and accepted the terms of the foregoing amendments, supplements and waivers process (including with respect to thresholds of the holders required for the different amendments, supplements and waivers) by their acceptance of the notes.

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

An active trading market may not develop for the notes, which could make it more difficult for you to sell the notes or result in a lower price at which you would be able to sell the notes.

Although we have registered the notes under the Securities Act of 1933, as amended (the “Securities Act”), we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes does not currently exist and may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire. See “Underwriting” on page S-48 of this prospectus supplement.

Tax Risks Relating to the Notes

You are urged to read “Certain United States Federal Tax Consequences” for a discussion of certain United States federal income tax consequences of purchasing the notes.

Our tax treatment depends on our status as a partnership for United States federal and state income tax purposes. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for United States federal income tax purposes, which would subject us to entity-level taxation, or if we were subjected to a material amount of additional entity-level taxation by individual states, then our cash available for payments on the notes and our other debt obligations would be substantially reduced.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for United States federal income tax purposes. Although we do not believe based upon our current (or past) operations that we are or will be (or should have been) so treated, a change in our business or a change in current law could cause us to be treated as a corporation for United States federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for United States federal income tax purposes for any taxable year for which the statute of limitations remains open, we would pay United States federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Therefore, our treatment as a corporation would result in a material reduction in our anticipated cash flow and could materially adversely affect our ability to make payments on the notes and our other debt obligations.

In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for payments on the notes and our other debt obligations.

USE OF PROCEEDS

We estimate that we will receive approximately $         in net proceeds from the offering of the notes after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering (i) to redeem our 5.875% Senior Notes due 2020 and 6.125% Senior Notes due 2021, (ii) to repay borrowings under the Dropdown Credit Facility, (iii) to pay fees and expenses associated with the foregoing and (iv) for general partnership purposes (including the repayment of amounts outstanding under the Revolving Credit Facility).

Affiliates of certain of the underwriters are agents and/or lenders under the Revolving Credit Facility and agents and/or lenders under the Dropdown Credit Facility and will receive a portion of the net proceeds from this offering in the form of the repayment of borrowings under such facility. Certain of the underwriters and/or their affiliates may hold Existing Notes and may receive a portion of the proceeds from this offering in connection with the redemption of such notes. Please read “Underwriting” on page S-48 of this prospectus supplement.

As of November 13, 2017, approximately $480 million of indebtedness was outstanding under the Revolving Credit Facility. Within the past year, we have used borrowings under the Revolving Credit Facility for general Partnership purposes, to repay the outstanding indebtedness of WNRL in connection with the closing of the WNRL Merger and to pay the consideration in connection with the Anacortes Asset Acquisition. As of November 13, 2017, the weighted average interest rate for borrowings under the Revolving Credit Facility was 3.49%. The Revolving Credit Facility is scheduled to mature on January 29, 2021.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017:

•	on a historical basis recasted to reflect the WNRL Merger;

•	on an as adjusted basis to give pro forma effect to the WNRL Merger and repayment of WNRL debt and the Anacortes Asset Acquisition as if the issuance of the common units, the draw down under the Dropdown Credit Facility and the payment of the consideration in connection with the Anacortes Asset Acquisition took place on September 30, 2017; and

•	on an as further adjusted basis to give effect to the transaction described in the preceding bullet and this offering and the application of net proceeds therefrom. See “Use of Proceeds” in this prospectus supplement.

This table should also be read in conjunction with our financial statements and the notes thereto that are incorporated by reference into this prospectus supplement.

	September 30, 2017
	Historical	Pro forma as adjusted	As further adjusted
	(In million)
Cash and cash equivalents	$38	$58		$58

Total debt:
Revolving Credit Facility(a)	$35	$390	$
Dropdown Credit Facility(b)	—	400
WNRL Revolving Credit Facility(c)	20	—		—
5.500% Senior Notes due 2019	500	500		500
5.875% Senior Notes due 2020(d)	470	470		—
6.125% Senior Notes due 2021(d)	800	800		—
6.250% Senior Notes due 2022	800	800		800
WNRL 7.500% Senior Notes due 2023(d)(e)	300	—		—
6.375% Senior Notes due 2024	450	450		450
5.25% Senior Notes due 2025	750	750		750
% Senior Notes due 20 (f)	—	—
% Senior Notes due 20 (f)	—	—
% Senior Notes due 20 (f)	—	—
Capital lease obligations	9	9		9

Total debt	4,134	4,569
Unamortized Issuance Costs(c)	(22)	(48)

Debt, Net of Unamortized Issuance Costs	$4,112	$4,521	$

Equity/partners’ capital:
Held by public:
Common units	$2,787	$2,787		$2,787
Held by Andeavor:
Common units	732	386		281

Total equity/partners’ capital	3,519	3,173		3,068

Total capitalization	$7,631	$7,694	$

(a)	As of November 13, 2017, we had approximately $480 million of borrowings outstanding under our revolving credit facility. On October 27, 2017, we borrowed $355 million under our revolving credit facility in order to finance the repayments of amounts outstanding under WNRL’s credit agreement and senior notes in connection with the closing of the WNRL Merger.

(b)	As of November 13, 2017, we had approximately $400 million in borrowings outstanding under our Dropdown Credit Facility, all of which was drawn on November 8, 2017 in connection with the Anacortes Asset Acquisition.
(c)	In connection with the WNRL Merger, on October 30, 2017, WNRL’s revolving credit facility was repaid in full.
(d)	Unamortized premiums of $28 million associated with these senior notes are included in unamortized issuance costs at September 30, 2017.
(e)	In connection with the WNRL Merger, on October 30, 2017, WNRL and WNRL Finance Corp. redeemed all of the then outstanding 7.500% Senior Notes due 2023.
(f)	Represents the aggregate principal amount of notes offered hereby, excluding underwriter discounts and assuming the notes are issued at par.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the terms “Andeavor Logistics,” “our” or “we” refer only to Andeavor Logistics LP and not to any of its subsidiaries, the term “Finance Corp.” refers to Tesoro Logistics Finance Corp. and the term “Issuers” refers to Andeavor Logistics and Finance Corp. and any person executing a supplemental indenture pursuant to “—Merger, Consolidation or Sale of Assets”

The Issuers will issue the     % Senior Notes due 20      (the “20      notes”),     % Senior Notes due 20     (the “20     notes”) and the     % Senior Notes due 20      (the “20      notes”) under an indenture (which we refer to as the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. The 20      notes, the 20     notes and the 20      notes (collectively, the “notes”) will be issued as three separate series of senior debt securities under the Indenture. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “TIA”).

The following discussion summarizes the material provisions of the notes and the Indenture. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the notes and the Indenture, including the definition of certain terms, and to the TIA. We urge you to read the notes and the Indenture because they, and not this description, define your rights as holders of the notes. You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes will be:

•	general unsecured senior obligations of the Issuers;

•	equal in right of payment to all existing and future senior Indebtedness of the Issuers, including the Existing Senior Notes and Indebtedness under the Credit Agreements;

•	senior in right of payment to all future subordinated Indebtedness of the Issuers;

•	effectively subordinated to all existing and future secured Indebtedness of the Issuers, including Indebtedness under the Credit Agreements, which are secured by substantially all of the assets of Andeavor Logistics and the Guarantors, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to all existing and future Indebtedness and other liabilities of the Issuers’ non-guarantor Subsidiaries (other than Indebtedness and liabilities owed to the Issuers or any Guarantor); and

•	unconditionally guaranteed by the Guarantors on a senior unsecured basis.

As of September 30, 2017, after giving effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds,” we would have had $         million (including $9 million of capital lease obligations) outstanding in aggregate principal amount of total indebtedness. See “Risk Factors—Risks Relating to the Notes—The notes will be effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness, including indebtedness under the Credit Facilities, in each case to the extent of the value of the property securing such indebtedness.”

Finance Corp.

Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Andeavor Logistics that has been formed for the purpose of facilitating the offering of the notes by acting as co-issuer. Finance Corp. will be nominally capitalized and will not have any operations or revenues. As a result, prospective purchasers of the notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the notes. See “—Certain Covenants—Limitations on Finance Corp. Activities.”

The Guarantees

The notes initially will be guaranteed by each of the Guarantors. As of the Issue Date, the Guarantors will consist of Green River Processing, LLC, Andeavor Logistics Field Services LLC, Andeavor Logistics Midstream Partners GP LLC, Andeavor Logistics Midstream Partners LP, Andeavor Logistics Midstream Partners Operating LLC, Andeavor Logistics Gathering I LLC, Rendezvous Pipeline Company, LLC, Tesoro Alaska Pipeline Company LLC, Tesoro Alaska Terminals LLC, Tesoro High Plains Pipeline Company LLC, Tesoro Logistics Northwest Pipeline LLC, Tesoro Logistics Operations LLC, Tesoro Logistics Pipelines LLC, Tesoro SoCal Pipeline Company LLC, Western Refining Logistics, LP, Western Refining Pipeline, LLC, Western Refining Wholesale, LLC, Western Refining Terminals, LLC, WNRL Finance Corp., LLC, WNRL Energy GP, LLC, WNRL Energy, LLC and Western Refining Product Transport, LLC. Each Subsidiary Guarantee will be:

•	a general unsecured senior obligation of such Guarantor;

•	equal in right of payment to all existing and future senior Indebtedness of such Guarantor, including such Guarantor’s guarantee of the Existing Senior Notes Indebtedness under the Credit Agreements;

•	senior in right of payment to all future subordinated Indebtedness of such Guarantor;

•	effectively subordinated to all existing and future secured Indebtedness of such Guarantor, including its guarantee of Indebtedness under the Credit Agreements, to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinated to all existing and future Indebtedness and other liabilities of the Issuers’ non-guarantor Subsidiaries (other than indebtedness and liabilities owed to such Guarantor).

As of September 30, 2017, the Issuers’ guarantor subsidiaries had approximately $9 million of indebtedness outstanding in the form of capital leases.

While all of the Issuer’s subsidiaries will be Guarantors on the Issue Date, following the Issue Date, not all of the Issuer’s subsidiaries will be required to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and other liabilities before it will be able to distribute any of its assets to the Issuers. Andeavor Logistics would have had consolidated revenue of approximately $3.1 billion for the nine months ended September 30, 2017 on a pro forma basis.

Principal, Maturity and Interest

The Issuers will issue the 20      notes in an initial aggregate principal amount of $          million. The 20      notes will mature on                     , 20    . The 20      notes will bear interest at the rate set forth on the cover page of this prospectus supplement from                      , 2017, or from the most recent interest payment date to which interest has been paid.

The Issuers will issue the 20      notes in an initial aggregate principal amount of $          million. The 20      notes will mature on                 , 20    . The 20     notes will bear interest at the rate set forth on the cover page of this prospectus supplement from                     , 2017, or from the most recent interest payment date to which interest has been paid.

The Issuers will issue the 20      notes in an initial aggregate principal amount of $          million. The 20      notes will mature on                 , 20    . The 20     notes will bear interest at the rate set forth on the cover page of this prospectus supplement from                     , 2017, or from the most recent interest payment date to which interest has been paid.

Interest on the 20      notes will accrue at the rate of     % per annum. Interest on the 20      notes will accrue at the rate of     % per annum. Interest on the 20     notes will accrue at the rate of     % per annum. Interest on the notes will be payable semiannually on                  and     of each year, beginning on                 , 2018. The Issuers will pay interest to those persons who are holders of record at the close of business on                  and                 of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers may issue additional notes of any or all series under the Indenture from time to time after the issue date of the applicable series. Each series of notes and any additional notes of such series will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that any additional notes will not be issued with the same CUSIP, if any, as existing notes unless such additional notes are fungible with existing notes for U.S. federal income tax purposes. Unless the context otherwise requires, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any additional notes that are actually issued.

Principal of and premium and interest, if any, on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of the Issuers in The City of New York maintained for such purposes, which initially will be the office of the trustee in The City of New York. In addition, interest may be paid, at the Issuers’ option, by check mailed to registered holders at their respective addresses as shown on the security register for the notes. The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

Subsidiary Guarantees

The Issuers’ payment obligations with respect to the notes will be jointly and severally guaranteed on a senior basis by the Guarantors. Additional Domestic Subsidiaries of Andeavor Logistics will be required to become Guarantors under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantor is permitted to guarantee under applicable law without creating a “fraudulent conveyance.” See “Risk Factors—Risks relating to the Notes—The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees.”

The Indenture will provide that the Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Guarantor;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Guarantor;

(3) upon (or concurrently with) the release or discharge of a Guarantor’s guarantee of the Credit Agreements and the Existing Senior Notes, except as a result of payment under such guarantee;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Indenture as described below under the caption “—Satisfaction and Discharge”;

(5) upon the release or discharge of a Guarantor’s guarantee or its obligation of any Indebtedness that resulted in its obligation to provide a Subsidiary Guarantee with respect to the notes; or

(6) upon the liquidation or dissolution of such Guarantor;

provided that no Default or Event of Default has occurred and is continuing.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to their maturity date, in the case of the 20      notes, prior to                 , 20      (             prior to their maturity date) (the “20      Par Call Date”), in the case of the 20     notes, prior to             , 20     (             prior to their maturity date) (the “20     Par Call Date”) and in the case of the 20      notes, prior to                 , 20      (             prior to their maturity date) (the “20      Par Call Date” and, together with the 20      Par Call Date and the 20     Par Call Date, each a “Par Call Date”)) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at (x) the then-current Treasury Rate plus basis points for the 20 notes and (y) the then-current Treasury Rate plus basis points for the 20 notes.

In each case, the Issuers will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

If the 20      notes are redeemed on or after the 20      Par Call Date, the Issuers will pay a redemption price equal to 100% of the principal amount of the 20     notes redeemed. If the 20      notes are redeemed on or after the 20      Par Call Date, the Issuers will pay a redemption price equal to 100% of the principal amount of the 20     notes redeemed. If the 20      notes are redeemed on or after the 20      Par Call Date, the Issuers will pay a redemption price equal to 100% of the principal amount of the 20     notes redeemed. The Issuers will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes (assuming for this purpose that the notes matured on the applicable Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that the notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day in The City of New York preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by us on the third Business Day preceding the redemption date.

Andeavor Logistics and its subsidiaries and Affiliates may at any time and from time to time purchase notes in the open market or through privately negotiated transactions.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of such notes for repurchase or redemption will be made by the trustee (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, (2) on a pro rata basis to the extent practicable and in accordance with the procedures of DTC or (3) by lot or in such other similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be redeemed in part. Notices of purchase or redemption with respect to the notes shall be delivered electronically or mailed by first class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or redemption date to each holder of notes whose notes are to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be redeemed in part only, the notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof to be repurchased or redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

The notice relating to a “make-whole” redemption need not set forth the “make-whole premium” but only the manner of calculation of the redemption price. The Indenture will provide that, with respect to any such redemption, the Issuers will notify the trustee of the “make-whole premium” with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

Certain Covenants

The Indenture will contain covenants including, among others, those summarized below.

Secured Indebtedness

If the Issuers or any Restricted Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Restricted Subsidiary, the Issuers or such Restricted Subsidiary, as the case may be, will secure the notes of each series equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

Merger, Consolidation or Sale of Assets

The Indenture will provide that the Issuers will not consolidate or merge with or into (whether or not the Issuers are the surviving entities), or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless the Issuers are the resulting, transferee or surviving Person or the resulting, transferee or surviving Person (if other than the Issuers) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of the Issuers under the Indenture and the notes of each series; provided that, unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes of each series will be added to the Indenture by such supplemental indenture; provided, further, that Finance Corp. may consolidated or merge with or into Andeavor Logistics or any successor to Andeavor Logistics if such Person is a corporation and so long as such Person is an Issuer, it need not execute a supplemental indenture.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than the Issuers)

shall succeed to, and be substituted for, and may exercise every right and power of, the Issuers under the Indenture and the notes of each series with the same effect as if such surviving Person had been named as the Issuers in the Indenture, and when a surviving Person duly assumes all of the obligations and covenants of the Issuers pursuant to the Indenture and the notes of each series, the predecessor Person shall be relieved of all such obligations.

This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuers and any of the Guarantors.

Limitations on Finance Corp. Activities

Finance Corp. may not incur Indebtedness for borrowed money unless (1) Andeavor Logistics is a borrower, issuer, co-issuer or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned, distributed to or otherwise transferred to Andeavor Logistics or used to acquire outstanding debt securities issued by Andeavor Logistics or Finance Corp. Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for Andeavor Logistics or its Restricted Subsidiaries, performing ministerial actions related thereto or under any relevant indebtedness in connection therewith or taking any other action necessary to maintain its corporate existence.

Additional Subsidiary Guarantees

The Indenture will provide that if, after the Issue Date, any Domestic Subsidiary that is not already a Guarantor (whether or not acquired or created by Andeavor Logistics or a Subsidiary after the Issue Date) guarantees Indebtedness of the Issuers or becomes an obligor, in each case, under any Credit Facilities or under any capital markets securities with respect to which the Issuers or a Guarantor is an obligor or a guarantor, then such Domestic Subsidiary will become a Guarantor with respect to the notes issued thereunder by executing and delivering a supplemental indenture, in the form provided for in the Indenture, to the trustee within 180 days of the date on which it guarantees such Indebtedness. Notwithstanding the preceding, any Subsidiary Guarantee of a Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described under “—Subsidiary Guarantees.”

Reports

The Indenture will provide that, so long as any notes of any series are outstanding, Andeavor Logistics will furnish (whether through hard copy or internet-accessible data) to the holders of any outstanding series of notes and the trustee, within 30 days after it files the same with the SEC, copies of:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Andeavor Logistics were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Andeavor Logistics were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Andeavor Logistics’ consolidated financial statements by Andeavor Logistics’ independent registered public accounting firm. In addition, Andeavor Logistics will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Andeavor Logistics will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the Commission using the EDGAR filing system (or any successor thereto) and such reports are publicly available.

In the event that any direct or indirect parent company of Andeavor Logistics becomes a Guarantor of each outstanding series of notes, the obligations under this covenant may be satisfied by such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Andeavor Logistics and its subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The Indenture will provide that any of the following will constitute an Event of Default with respect to a series of notes:

(1) default for 30 days in the payment when due of interest (including additional interest, if applicable) on any note of such series;

(2) default in payment when due of the principal of, or premium, if any, on any note of such series;

(3) failure by the Issuers to comply with the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and such failure continues for 30 days after written notice is given to the Issuers as provided below, with respect to such series of notes or in any series of notes;

(4) failure by Andeavor Logistics to comply with the covenant described under “—Certain Covenants—Reports” and such failure continues for 120 days after written notice is given to Andeavor Logistics as provided below with respect to such series of notes or in any series of notes;

(5) failure by the Issuers or any of their Restricted Subsidiaries to comply with any other agreement in the Indenture or any series of notes (other than a failure that is subject to clause (1), (2), (3) or (4) above) and such failure continues for 90 days after written notice is given to the Issuers as provided below with respect to such series of notes or any series of notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any Guarantor (or the payment of which is guaranteed by the Issuers or any Guarantor), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and,

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $200.0 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within ten Business Days after the running of such grace period or the occurrence of such acceleration;

(7) certain events of bankruptcy or insolvency with respect to the Issuers, or any group of Guarantors that when taken together would constitute a Significant Subsidiary or any Guarantors that is a Significant Subsidiary upon the occurrence of such events; and

(8) except as permitted by the Indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture).

A Default under clause (3), (4) or (5) above will not be an Event of Default with respect to a series of notes until the trustee or the holders of not less than 25% in the aggregate principal amount of the then-outstanding notes of such series provides written notice to the Issuers of the Default and the Issuers do not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of a series then outstanding, voting as a single class, may declare all notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all the notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then-outstanding notes of a series may direct the trustee in its exercise of any trust or power with respect to such series of notes. The trustee may withhold notice from holders of the notes of any series of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (6) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes of each series, automatically and without any action by the trustee or the holders of such notes, if within 60 days after such Event of Default first arose the Issuers deliver an officers’ certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (2) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of any series of notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of any series of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes of such series unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then-outstanding notes of such series have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then-outstanding notes of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the outstanding notes of a series by notice to the trustee may on behalf of all holders of the notes of such series (1) waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest, if any, on, or the principal of or premium on, the notes of any series and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture and the Issuers will be required upon becoming aware of any Default or Event of Default under the Indenture to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Managers, Incorporators, Members, Partners and Stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Andeavor Logistics or any of its Subsidiaries, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to a series of outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees in respect of such series (“Legal Defeasance”) except for:

(1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to holders of such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) with respect to a series of notes and all Obligations of the Guarantor with respect to their Subsidiary Guarantee with respect to such series of notes discharged, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of

Default with respect to such series of notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events relating to the Issuers) described above under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to such series of notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option with respect to a series of notes, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee of such series of notes and any security for such series of notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance in respect of a series of notes:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes of such series are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default in respect of such series of notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuers or any Subsidiary Guarantor is a party or by which the Issuers or any Subsidiary Guarantor is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of such series of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

(a) either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest (including additional interest, if any) to the date of maturity or redemption;

(b) no Default or Event of Default with respect to the Indenture or the notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers or any Subsidiary Guarantor is a party or by which the Issuers or any Subsidiary Guarantor is bound;

(c) the Issuers or any Subsidiary Guarantor have paid or caused to be paid all sums due and payable by it under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications) to the trustee stating that all conditions precedent to satisfaction and discharge set forth in clauses (b) and (d) above have been satisfied; provided that the opinion of counsel with respect to clause (b) above may be to the knowledge of such counsel.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require such holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any notes selected for redemption. Also, the Issuers are not required to transfer or exchange any notes in respect of which a notice of redemption has been given for a period of 15 days before a selection of the notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes of any series, or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then-outstanding notes of such series that are affected by the amendment or supplement (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series) and any existing Default, Event of Default or compliance with any provision of the Indenture or such notes or the related Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then-outstanding notes of such series that are affected by such waiver (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for such notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to the notes held by a non-consenting holder):

(1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then-outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in such note;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note; or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, the Issuers and the trustee may without the consent of any holder thereof amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect, omission, mistake or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, including the addition of any required co-issuer of the notes;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the Indenture;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee or to evidence or provide for the acceptance of appointment of a successor trustee, in each case, as provided in the Indenture;

(7) to add any additional Events of Default;

(8) to secure the notes and/or the Subsidiary Guarantees;

(9) to conform the text of the Indenture, such notes or the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes”

was intended to be a recitation of a provision of the Indenture, the notes or the Subsidiary Guarantees;

(10) to provide for the issuance of additional notes and related guarantees; and

(11) to comply with the rules of any applicable securities depository.

Noteholders should have a reasonable expectation that the Indenture, the notes or the guarantees may be amended, supplemented or waived from time to time in accordance with the terms of the Indenture and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of each series that are affected by such amendments, supplements or waivers, will be binding on all noteholders. Any such amendment, supplement or waiver may be undertaken by way of a consent solicitation that may involve a tender offer for notes or payment of a consent fee, in each case made in compliance with the terms of the Indenture. A noteholder will be expected to know the terms of the Indenture and the effect of such terms on the notes and their rights as a holder of notes. Copies of the Indenture may be obtained from the Issuers upon request, when available. Holders of the notes will be deemed to have agreed to and accepted the terms of the foregoing amendments, supplements and waivers process (including with respect to thresholds of the holders required for the different amendments, supplements and waivers) by their acceptance of the notes. See “Risk Factors—The terms of the Indenture, the notes or the guarantees may be amended, waived or supplemented with the approval of holders of at least a majority in principal amount of then-outstanding notes, in which case such amendments, supplements or waivers will be binding on all holders.”

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the trustee, should it become a creditor of the Issuers or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The holders of a majority in aggregate principal amount of the then-outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture will provide that if an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture when available without charge by writing to Andeavor Logistics LP at 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or Board of Managers of the general partner of the partnership, or in the case of Andeavor Logistics, the Board of Directors of the General Partner;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that any obligations of Andeavor Logistics or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Andeavor Logistics and its Restricted Subsidiaries (i) that were not or would not have been included on the consolidated balance sheet of Andeavor Logistics as capital lease obligations on the Issue Date and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Andeavor Logistics and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise after the Issue Date, may, in Andeavor Logistics’ sole discretion, be deemed not to be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars and the Euro;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P with maturities of not more than one year from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case with maturities of not more than two years from the date of acquisition;

(7) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above and (8) through (10) below;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of not more than two years from the date of acquisition;

(9) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition; and

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of (1) crude oil, natural gas, or other hydrocarbons, including refined hydrocarbon products; (2) electricity and other sources of energy or power used in Andeavor Logistics’ refining or processing operations; or (3) any other commodity; in each case, in connection with the conduct of its business and not for speculative purposes.

“Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s balance sheet for the most recent fiscal quarter for which internal financial statements are available, less (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, in each case, giving pro forma effect to (i) any incurrence, guarantee, repayment, repurchase, redemption, defeasance or discharge of any Indebtedness (other than revolving borrowings under any Credit Facility), or issuance, repurchase or redemption of Disqualified Equity and the use of proceeds therefrom and (2) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions.

“Credit Agreements” means (1) that certain Third Amended and Restated Credit Agreement, dated as of January 29, 2016, by and among Andeavor Logistics LP, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the financial institutions from time to time party thereto, providing for revolving credit borrowings, letters of credit and swing line loans, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time and (2) that certain Credit Agreement, dated as of January 29, 2016, by and among Andeavor Logistics LP, Bank of America, N.A., as administrative agent, and the financial institutions from time to time party thereto, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities or Debt Issuances, in each case, not with any parent of Andeavor Logistics (other than a facility the portion of which any parent of Andeavor Logistics loans, finances or otherwise invests or participates in constitutes less than 10% of the proposed or outstanding issue amount of such facility, Debt Issuance or class of securities), providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other lenders, investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto.

“Currency Exchange Protection Obligations” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt Issuances” means, with respect to Andeavor Logistics, Finance Corp. or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“Disqualified Equity” means, with respect to any person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which any outstanding series of notes mature, except such Equity Interest that is solely redeemable with, or solely exchangeable for, any Equity Interest of such Person that is not Disqualified Equity.

“Domestic Subsidiary” means any Subsidiary of Andeavor Logistics formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Existing 5.500% and 6.250% Indenture” means the Indenture dated October 29, 2014, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented as of the Issue Date.

“Existing 5.25% Indenture” means the Indenture dated December 2, 2016, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented as of the Issue Date.

“Existing 5.875% Indenture” means the Indenture dated September 14, 2012, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented as of the Issue Date.

“Existing 6.125% Indenture” means the Indenture dated August 1, 2013, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented as of the Issue Date.

“Existing 6.375% Indenture” means the Indenture dated May 12, 2016, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented as of the Issue Date.

“Existing Senior Notes” means the $470.0 million 5.875% senior notes of the Issuers due 2020 issued under the Existing 5.875% Indenture, the $800.0 million 6.125% senior notes of the Issuers due 2021 issued under the Existing 6.125% Indenture, the $500.0 million 5.500% senior notes of the Issuers due 2019 issued under the Existing 5.500% and 6.250% Indenture, the $800.0 million 6.250% senior notes of the Issuers due 2022 issued under the Existing 5.500% and 6.250% Indenture, the $450.0 million 6.375% senior notes of the Issuers due 2024 issued under the Existing 6.375% Indenture and the $750.0 million 5.25% senior notes of the Issuers due 2025 issued under the Existing 5.25% Indenture.

“Financial Hedging Agreements” means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices and not for speculative purposes.

“Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Partner” means Tesoro Logistics GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of Andeavor Logistics or as the business entity with the ultimate authority to manage the business and operations of Andeavor Logistics.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Guarantors” means:

(1) Green River Processing, LLC, Andeavor Logistics Field Services LLC, Andeavor Logistics Midstream Partners GP LLC, Andeavor Logistics Midstream Partners LP, Andeavor Logistics Midstream Partners Operating LLC, Andeavor Logistics Gathering I LLC, Rendezvous Pipeline Company, LLC, Tesoro Alaska Pipeline Company LLC, Tesoro Alaska Terminals LLC, Tesoro High Plains Pipeline Company LLC, Tesoro Logistics Northwest Pipeline LLC, Tesoro Logistics Operations LLC, Tesoro Logistics Pipelines LLC, Tesoro SoCal Pipeline Company LLC, Western Refining Logistics, LP, Western Refining Pipeline, LLC, Western Refining Wholesale, LLC, Western Refining Terminals, LLC, WNRL Finance Corp., LLC, WNRL Energy GP, LLC, WNRL Energy, LLC and Western Refining Product Transport, LLC;

(2) each of Andeavor Logistics’ Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under “—Certain covenants—Additional subsidiary guarantees”; and

(3) each of Andeavor Logistics’ Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

“Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person, the Currency Exchange Protection Obligations of such Person and the Financial Hedging Obligations of such Person.

“Indebtedness” means, with respect to any Person, without duplication,

(1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3) Capital Lease Obligations of such Person;

(4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes (a) an accrued expense, (b) a trade payable or (c) an earn-out obligation until, after 30 days of becoming due and payable, such earn-out obligation has not been paid and becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6) preferred stock of a Subsidiary that is not a Guarantor (but excluding, in each case, any accrued dividends).

In the case of the foregoing clauses (1) through (5), if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Accounting Standards Codification No. 815, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

In addition, the term “Indebtedness” includes, without duplication, to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, regardless of ratings watch.

“Issue Date” means                     , 2017, the first date on which the notes are issued, authenticated and delivered under the Indenture.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Obligations” means any principal, premium (if any), interest and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Andeavor Logistics or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred under any Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness; provided that the aggregate amount of such Indebtedness at any time outstanding that is secured by Liens on any property or asset of Andeavor Logistics, Finance Corp. or any Restricted Subsidiary does not exceed the greater of (i) $1.6 billion and (ii) 15% of Consolidated Net Tangible Assets;

(2) Liens other than Liens permitted by clause (1) of this definition of “Permitted Liens” granted in favor of Andeavor Logistics, Finance Corp. or any of the Guarantors;

(3) Liens to secure Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations (including Acquired Debt)), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used or useful in the business (including, without limitation, oil and gas properties) of Andeavor Logistics, Finance Corp. or a Restricted Subsidiary or incurred to extend, refinance, renew, replace, defease or refund any such purchase price or cost of construction, improvement or development, provided that any such Liens cover only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(4) Liens existing on the Issue Date (other than Liens described in clause (1) above);

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) Liens on pipelines or pipeline facilities that arise by operation of law;

(7) any Lien securing Indebtedness, neither assumed nor guaranteed by Andeavor Logistics or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Andeavor Logistics for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (7) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by Andeavor Logistics or any of its Subsidiaries;

(8) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairman’s or other like Liens arising in the ordinary course of business;

(9) pledges or deposits in connection with workers’ compensation, unemployment insurance, statutory obligations and other types of social security;

(10) deposits to secure the performance of bids, trade contracts (other than for borrowed money), reimbursement obligations owed to insurers, leases, surety and appeal bonds, bids, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(11) easements, rights of way, survey exceptions, reservations of, or rights of others for, licenses, sewers, electric lines, pipelines, telegraph and telephone lines, removal of oil, gas, or other minerals and other similar purposes, or zoning or other restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Andeavor Logistics or any of its Subsidiaries;

(12) any interest or title of a lessor under any lease entered into by Andeavor Logistics or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(13) any Lien securing Indebtedness, neither assumed nor guaranteed by Andeavor Logistics or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Andeavor Logistics for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (13) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by Andeavor Logistics or any of its Subsidiaries;

(14) inchoate Liens arising under ERISA;

(15) any obligations or duties affecting any of the property of Andeavor Logistics or any of its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(16) defects, irregularities and deficiencies in title of any rights of way or other property of Andeavor Logistics or any of its Subsidiaries which, in the aggregate, do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other property are held by Andeavor Logistics or any of its Subsidiaries and defects, irregularities and deficiencies in title to any property of Andeavor Logistics or any of its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Andeavor Logistics or any of its Subsidiaries on deposit with or in possession of such bank;

(18) Liens to secure obligations of Andeavor Logistics, Finance Corp. and Andeavor Logistics’ Subsidiaries in respect of Commodity Hedging Agreements and Financial Hedging Agreements, in each case not entered into for speculative purposes, and Liens with respect to hedging accounts maintained with dealers of NYMEX or similar contracts which require the maintenance of cash margin account balances;

(19) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with Andeavor Logistics or any Restricted Subsidiary, (b) such Person becomes a

Restricted Subsidiary or (c) such property is otherwise acquired by Andeavor Logistics or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Andeavor Logistics or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);

(20) Liens to secure any extension, renewal, replacement or refinancing of Indebtedness secured by a Lien permitted by any of the foregoing clauses (4), (13), (18) and (19); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness being extended, renewed, replaced or refinanced and (y) an amount necessary to pay accrued interest on such Indebtedness and any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(21) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Andeavor Logistics or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds;

(22) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Andeavor Logistics or any Restricted Subsidiary;

(23) any Liens securing industrial development, pollution control or similar bonds;

(24) Liens incurred by Andeavor Logistics, Finance Corp. or any Subsidiary of Andeavor Logistics with respect to obligations that at any one time outstanding do not exceed the greater of (a) $200.0 million or (b) 3.0% of Consolidated Net Tangible Assets;

(25) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(26) Liens relating to future escrow arrangements securing Indebtedness;

(27) any Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any debt incurred by Andeavor Logistics or any of its Subsidiaries for the purpose of financing all or any part of the purchase price of, or the cost or constructing, developing, repairing or improving, the property or assets subject to that Lien;

(28) Liens arising by reason of any judgment, decree or order of any court, so long as any such Lien is being contested in good faith, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(29) any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing, redeeming, satisfying and discharging or repaying debt of Andeavor Logistics or any of its Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any pipeline, terminal or terminal facility property or asset owned or leased by Andeavor Logistics or any of its Subsidiaries, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives, petrochemicals or ammonia, except, in the case of (a) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above); and (b) any such property or asset, plant or terminal which, in the opinion of the board of directors of our general partner, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

“Rating Agency” means, with respect to any series of notes, each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on such series of notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Andeavor Logistics (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be, with respect to such series of notes.

“Restricted Subsidiary” means any Subsidiary that owns Principal Property.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee of any series of notes by each of the Guarantors pursuant to the Indenture and any additional guarantee of any series of notes to be executed by any Domestic Subsidiary of Andeavor Logistics pursuant to the covenant described above under the caption “—Certain Covenants—Additional Subsidiary Guarantees”.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

This section describes certain United States federal income tax consequences (and, in the case of United States alien holders, as defined below, United States federal estate tax consequences) of owning the notes we are offering. It applies to you only if you acquire notes in this offering at the offering price stated on the cover of this prospectus supplement and you hold your notes as capital assets for United States federal income tax purposes. This section does not address tax consequences arising under any applicable state, local or foreign tax laws, or the application of any United States federal taxes other than United States federal income and, in the case of United States alien holders, estate taxes (such as federal gift taxes) This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a life insurance company,

•	a tax-exempt entity,

•	a United States expatriate,

•	a United States Holder (as defined below) whose functional currency is not the U.S. dollar,

•	a United States Holders that hold notes through a non-U.S. broker or other non-U.S. intermediary,

•	a person subject to the alternative minimum tax,

•	a partnership or other pass-through entity for United States federal income tax purposes or an investor in such an entity,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for United States federal income tax purposes holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership considering an investment in the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under United States federal, state, and local tax laws and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Interest.    Interest on your note will be taxed as ordinary income at the time you receive the interest or when it accrues, depending on your regular method of accounting for United States federal income tax purposes.

Disposition of the Notes.    Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on a sale, retirement or other disposition of your note equal to the difference, if any, between the amount you realize on the sale, retirement or other disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments, as described above), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Medicare Tax.    A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. Except as modified for estate tax purposes, you are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Interest

Subject to the discussions of FATCA withholding and backup withholding below, if you are a United States alien holder of a note and payments on the note are not effectively connected with your conduct of a United States trade or business:

•	we and other U.S. payors generally would not be required to deduct United States withholding tax from payments of interest on the notes to you if:

1.	you do not actually or constructively own 10% or more of the capital or profits interests in the Partnership,

2.	you are not a controlled foreign corporation that is related to Andeavor, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the IRS Form W-8BEN or W-8BEN-E or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations; and

If you cannot satisfy the requirements described above for interest payments, interest payments to you will be subject to U.S. federal withholding tax at a 30% rate, unless(i) you provide the U.S. payor with a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable form claiming an exemption from (or reduction of) withholding under an applicable income tax treaty, or (ii) the interest payments are effectively connected with your conduct of a United States trade or business and you meet the certification requirements described below (see “—Effectively Connected Income or Gain”).

Disposition of the Notes.

Subject to the discussions of FATCA withholding and backup withholding below, if you are a United States alien holder of a note, no deduction for any United States federal withholding tax would be made from any gain that you realize on the sale, retirement or other disposition of your note and such gain generally will not be subject to United States federal income tax, unless (i) that gain is effectively connected with your conduct of a United States trade or business, as discussed below, or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you generally will be subject to United States federal income tax at a flat 30% rate on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, unless an applicable tax treaty provides otherwise.

Effectively Connected Income or Gain.

If any interest on the notes or gain from the sale, retirement or other disposition of the notes is effectively connected with your conduct of a United States trade or business, then you will generally be subject to United States federal income tax on such interest income or gain at regular graduated rates in essentially the same manner as if you were a United States holder, as discussed above, unless such interest or gain is exempt or subject to reduced tax pursuant to an applicable income tax treaty. Effectively connected interest income will generally not be subject to United States federal withholding tax if you satisfy certain certification requirements by providing a properly executed IRS Form W-8ECI or applicable successor form, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, your earnings and profits that are effectively connected with a United States trade or business (subject to adjustments) may also be subject to a branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

United States Federal Estate Tax Considerations.

A note owned (or deemed owned) by an individual who at death is not a citizen or resident of the United States (as specifically defined for estate tax purposes) would not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all units of the Partnership entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting and withholding requirements. Such payments will include US-source interest and the gross proceeds from the sale or other disposition of debt securities that can produce US-source interest. Payments of interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting and withholding requirements and fail to comply with them or if you hold notes through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of interest on and any payment of proceeds of a sale or other disposition (including a retirement or redemption) of your note. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you are subject to backup withholding because you have previously failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S. Payments of interest made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of notes under FATCA if you are, or are presumed to be, a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be credited against your United States federal income tax liability, if any, or refunded, provided the required information is timely furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., MUFG Securities Americas Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. SMBC Nikko Securities America, Inc. and Tudor, Pickering, Holt & Co. Securities, Inc. are acting as the underwriters. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have severally agreed to sell to them, the respective principal amount of notes set forth opposite their names below.

Underwriter	Principal Amount of 20 notes	Principal Amount of 20 notes	Principal Amount of 20 notes
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$	$	$
Goldman Sachs & Co. LLC
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
MUFG Securities Americas Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
SMBC Nikko Securities America, Inc.
Tudor, Pickering, Holt & Co. Securities, Inc.

Total	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount or a commission from the initial public offering price not to exceed     % per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed     % per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, for a period of 30 days from the date of this prospectus, we will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC in their discretion may release any of the securities subject to these lock-up agreements at anytime without notice.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per 20 note		%
Per 20 note		%
Per 20 note		%

We estimate that our total expenses for this offering will be approximately $         million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program there is no conflict of interest between us and the underwriters under Rule 5121 of the FINRA Rules and the offering of the securities under the registration statement of which this prospectus supplement forms a part is being made in compliance with Rule 2310 of the FINRA Rules.

Delivery of the notes is expected to be made against payment therefor on or about             , 2017, which is the seventh business day following the date of pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, certain of the underwriters and/or their affiliates are lenders and/or agents under the Credit Facilities and are lenders and/or agents under the Dropdown Credit Facility. Certain of the underwriters and their respective affiliates also acted as underwriters or initial purchasers in connection with the issuance of our outstanding notes and received customary placement fees in connection therewith. Certain of the underwriters and/or their affiliates may hold Existing Notes and may receive a portion of the proceeds from this offering in connection with the redemption of such notes.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients, that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes . Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes , as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes . If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong)

other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for reoffering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors

Each purchaser of the notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a notes, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

•	is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

•	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of Andeavor Logistics, each underwriter and their respective affiliates (the “Transaction Parties”);

•	is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

•	has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

•	is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

•	understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

LEGAL MATTERS

The validity of notes and related guarantees offered by this prospectus supplement will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. Certain matters of Colorado law have been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain matters of New Mexico law have been passed upon for us by Rodey, Dickason, Sloan, Akin & Robb, P.A.

EXPERTS

The consolidated financial statements of Andeavor Logistics as of December 31, 2016 and 2015, and for each of the three years ended December 31, 2016, appearing in Andeavor Logistics’ Current Report on Form 8-K, filed on August 21, 2017, and the effectiveness of Andeavor Logistics’ internal control over financial reporting as of December 31, 2016, appearing in Andeavor Logistics’ Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Western Refining Logistics, LP. as of December 31, 2016 and 2015 and for the three years in the period ended December 31, 2016 incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Andeavor Logistics filed on November 14, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of QEP Field Services Company, included as Exhibit 99.4 of Andeavor Logistics LP’s Current Report on Form 8-K dated October 20, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Andeavor Logistics LP

Tesoro Logistics Finance Corp.

Debt Securities

Guarantees

Preferred Units

Common Units

Andeavor Logistics LP (“we” or “Andeavor Logistics”) may, from time to time, in one or more series, offer to sell common units representing limited partner interests of Andeavor Logistics, preferred units representing limited partner interests in Andeavor Logistics and debt securities described in this prospectus. Tesoro Logistics Finance Corp. (“Finance Corp.”) may act as a co-issuer of the debt securities. The obligations of Andeavor Logistics or Finance Corp., as the case may be, under the debt securities may be fully and unconditionally guaranteed by any of the guarantors referred to in this prospectus as described in this prospectus, as well as any additional guarantor identified in an applicable prospectus supplement. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.

This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus that will provide more specific information about the terms of the offering, and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement describing the method and terms of the applicable offering.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

Our common units are traded on the New York Stock Exchange, or the NYSE, under the symbol “ANDX”.

Investing in the securities involves certain risks. See the information under “Risk Factors” in Andeavor Logistics’ Annual Report on Form 10-K for the year ended December 31, 2016, and the information included or incorporated by reference in this prospectus for a description of the factors you should consider before deciding whether to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 14, 2017

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with information other than the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, or any free writing prospectus that we prepare and distribute. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, offer the securities described in this prospectus in one or more offerings and the additional registrants may offer a related guarantee. Each time we sell securities (or, in the case of the additional registrants, a related guarantee), we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of that offering and the securities being offered. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information.”

On October 30, 2017, we completed the merger (the “WNRL Merger”) of Western Refining Logistics, LP (“WNRL”) into Andeavor Logistics LP (formerly Tesoro Logistics LP), with Western Refining Logistics, LP becoming a wholly-owned subsidiary of Andeavor Logistics LP. In this prospectus, unless otherwise specified or the context requires otherwise, references to “Andeavor Logistics,” “our partnership,” “we,” “us,” and “our” are references to Andeavor Logistics and its consolidated subsidiaries as of the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the applicable offering of securities by means of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 21, 2017 (the “Annual Report”);

(2)	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 9, 2017, for the quarterly period ended June 30, 2017 filed on August 9, 2017 and for the quarterly period ended September 30, 2017, filed on November 9, 2017;

(3)	our Current Reports on Form 8-K filed on October 20, 2014, December 11, 2014, January 6, 2017, February 22, 2017, February 24, 2017 (Item 1.01 only), April 26, 2017, May 19, 2017, June 1, 2017, August 1, 2017, August 14, 2017 (Items 1.01 and 3.02 only), August 21, 2017, August 22, 2017, September 28, 2017, October 31, 2017, November 3, 2017, November 8, 2017 (only the report filed, not furnished, on this date), November 13, 2017, and November 14, 2017;

(4)	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering; and

(5)	the description of our common units contained in our registration statement on Form 8-A (File No. 001-35143) filed with the SEC on April 15, 2011, and including any other amendments or reports filed for the purpose of updating such descriptions.

We take no responsibility for WNRL’s filings with the SEC that predate our acquisition of WNRL on October 30, 2017, and we are not incorporating by reference any part of such filings into this prospectus supplement, except to the extent incorporated by reference by our Current Report on Form 8-K/A, filed on November 14, 2017. WNRL’s audited consolidated financial statements, as incorporated by reference in the aforementioned Current Report on Form 8-K/A filed on November 14, 2017, have not been updated for the retrospective adoption of Accounting Standards Update 2016-09, “Improvements to Employee Share-Based Payment Accounting.” WNRL adopted this accounting standards update on January 1, 2017. The presentation of WNRL’s Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2015 would have been retrospectively adjusted to include payments of $0.5 million each year for tax withholdings for stock-based compensation in net cash used in financing activities that was previously reported in net cash provided by operating activities as a change in accounts payable and accrued liabilities. Such amounts are not material to the consolidated financial statements. There were no payments during the year ended December 31, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, telephone 1-800-837-6768.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus described in the section entitled “Risk Factors” beginning on page 5 or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any prospectus supplement. You are cautioned not to place undue reliance on such forward-looking statements.

ANDEAVOR LOGISTICS

We are a fee-based, growth-oriented Delaware limited partnership formed in December 2010 by Andeavor and its wholly owned subsidiary, Tesoro Logistics GP, LLC, to own, operate, develop and acquire logistics assets. We completed our initial public offering in April 2011. We are a full-service logistics company operating in the western and mid-continent regions of the United States. We own and operate networks of crude oil, refined products and natural gas pipelines, terminals with dedicated and non-dedicated storage capacity for crude oil and refined products, rail facilities with loading and off-loading capabilities, marine terminals, a trucking fleet, natural gas processing and fractionation complexes.

Finance Corp., a Delaware corporation, is our wholly owned subsidiary organized for the sole purpose of being a co-issuer of debt securities and a guarantor of certain of our other indebtedness. Finance Corp. has no operations and no revenue other than as may be incidental to its activities as co-issuer and guarantor of certain of our indebtedness.

Our principal executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas, 78259, and our telephone number is (210) 626-6000. Our website address is http://andeavorlogistics.com. Information found on, or accessible through, our website (other than any reports filed with the SEC expressly incorporated by reference therein) is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

RISK FACTORS

Investing in securities issued by Andeavor Logistics involves risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report of Andeavor Logistics on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods shown. For purposes of computing these ratios, “earnings” consists of income from continuing operations before provisions for taxes on income before undistributed equity in earnings, plus fixed charges (excluding capitalized interest). “Fixed charges” consists of interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

	Nine Months Ended September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	2.7x	2.7x	2.5x	1.4x	1.4x	5.7x

(1)	No preferred units were outstanding during any of the periods presented and therefore, no historical ratio of earnings to combined fixed charges and preferred unit distributions are presented for these periods.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner set forth in the applicable prospectus supplement, which may include general partnership purposes, debt repayment, future acquisitions, capital expenditures and additions to working capital. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES

Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that Andeavor Logistics may issue from time to time. Finance Corp. may be a co-issuer of the debentures, notes, bonds and other evidences of indebtedness that Andeavor Logistics may issue from time to time. The debt securities will be senior debt securities. Andeavor Logistics and/or Finance Corp. may offer secured or unsecured debt securities, which may be fully and unconditionally guaranteed by any of the guarantors referred to in this prospectus as described in this prospectus, as well as any additional guarantor identified in an applicable prospectus supplement. We will provide a prospectus supplement that describes the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Debt securities will be issued under a senior indenture with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, debt securities issued by Andeavor Logistics will be issued in one or more series under an indenture. The form of indenture relating to our senior debt securities is filed as an exhibit to the registration statement of which this prospectus is a part.

We anticipate appointing U.S. Bank National Association as the trustee under the indenture under which any of the our debt securities would be issued. We anticipate that U.S. Bank National Association will also be appointed to act as the paying agent, conversion agent, registrar and custodian with regard to the debt securities.

The following description briefly summarizes certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the applicable indenture and the applicable indenture supplement or company order, if any, and those made a part of the applicable indenture by the Trust Indenture Act of 1939, as amended. You should read the description below, the applicable prospectus supplement and the provisions of the applicable indenture and the applicable supplemental indenture, company order or officer’s certificate, if any, in their entirety before investing in any of the debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding terms and provisions of the applicable indenture, any applicable supplemental indenture, company order or officer’s certificate and any debt securities are summaries thereof, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable indenture and any such supplements, company orders and debt securities, including the definitions therein of certain terms. The indentures (together with any related amendments or supplements thereto) and the debt securities, and not any summary of the terms thereof, will govern the rights of holders of debt securities.

Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. The prospectus supplement relating to any series of debt securities will describe the specific terms of such debt securities. Unless otherwise stated in the applicable prospectus supplement, the issuer of debt securities of a particular series may issue additional debt securities of such series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect the debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The debt securities and the indentures under which the debt securities will be issued will be governed by and construed in accordance with the law of the State of New York.

Guarantees of Debt Securities

The debt securities issued by Andeavor Logistics and/or Finance Corp. may be fully and unconditionally guaranteed by any of the additional registrants referenced on the cover page of the registration statement of which this prospectus forms a part, as well as any additional guarantor identified in an applicable prospectus supplement. The particular terms of any such guarantee of a particular issue of Andeavor Logistics’ and/or Finance Corp.’s debt securities will be described in the related prospectus supplement. Any guarantee will be governed by and construed in accordance with the law of the State of New York.

DESCRIPTION OF OUR PREFERRED UNITS

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other partnership securities on the terms and conditions established by our general partner, Tesoro Logistics GP, LLC, without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights, to which our common units are not entitled, which we refer to in this prospectus as “preferred units.” As of the date of this prospectus, we have no preferred units outstanding.

Should we offer preferred units under this prospectus, a prospectus supplement relating to the particular series of preferred units offered will include the specific terms of those preferred units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the preferred units and the number of preferred units offered;

•	the initial public offering price at which the preferred units will be issued;

•	any conversion or exchange provisions of the preferred units;

•	any redemption or sinking fund provisions of the preferred units;

•	the distribution rights of the preferred units, if any;

•	a discussion of any additional material federal income tax considerations regarding the preferred units; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred units.

DESCRIPTION OF OUR COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Description of Our Cash Distribution Policy.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.” As of November 13, 2017, 89,207,671 common units were outstanding.

Our outstanding common units are listed on the NYSE under the symbol “ANDX”.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except for the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, the general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

No transfer of any common units may be made if such transfer would (i) violate the then applicable federal or state securities law or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of our partnership under the laws of the jurisdiction of its formation or (iii) cause our partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR TEXNEW MEX UNITS AND SPECIAL LIMITED PARTNER INTEREST

In connection with the WNRL Merger, we issued, among other partnership interests, (i) 80,000 TexNew Mex Units (the “TexNew Mex Units”) and (ii) the Special Limited Partner Interest (the “Special Limited Partner Interest”) to Western Refining Southwest, Inc., an affiliate of Andeavor (“Western Refining Southwest”).

TexNew Mex Units

The TexNew Mex Units have the following rights, preferences and privileges.

Distributions

Holders of the TexNew Mex Units are entitled to receive distributions of available cash prior to distributions to holders of our common units. Distributions to holders of the TexNew Mex Units will be in an amount equal to eighty percent (80%) of the excess of:

•	(i) the product of (A) the total volume of crude oil actually transported for such quarter on the approximately 375-mile segment of TexNew Mex Pipeline extending from WNRL’s crude oil station in Bisti, New Mexico, in the Four Corners region to its T Station in Eddy County, New Mexico, multiplied by (B) the number of days in such quarter, multiplied by (C) the applicable tariff for such quarter, minus (ii) actual operating expenses for such quarter, minus (iii) actual maintenance capital expenditures for such quarter, plus (iv) any increase in deferred revenue for such quarter, plus (v) certain transportation credits related to our TexNew Mex Pipeline business;

over

•	(i) the product of (A) 13,000, multiplied by (B) the number of days in such quarter, multiplied by (C) the applicable tariff for such quarter, minus (ii) the lesser of (A) actual operating expenses for such quarter and (B) the target operating expenses for such quarter, minus (iii) the lesser of (A) actual maintenance capital expenditures for such quarter and (B) the target capital expenditures for such quarter, less any amounts reserved with the consent of holders of a majority of the TexNew Mex Units in accordance with our partnership agreement to fund certain expansion or investment capital expenditures (subject to return of such amounts if not used by our general partner).

Voting Rights

Holders of the TexNew Mex Units do not have any voting rights, except as set forth below or as otherwise provided by the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”). However, without the affirmative vote or written consent of a majority of the TexNew Mex Units then outstanding, we may not

•	amend, alter, modify or change any provision of our partnership agreement in a manner that would have a material adverse effect on the rights or preferences of holders of the TexNew Mex Units in relation to other classes of partnership securities;

•	authorize the issuance of any class or series of partnership securities with distribution rights that are senior to or on a parity with the TexNew Mex Units;

•	sell, transfer or otherwise dispose of any material portion of the assets of our TexNew Mex Pipeline business; or

•	issue any additional TexNew Mex Units.

Redemption and Conversion Rights

The TexNew Mex Units are perpetual and do not have any rights of redemption or conversion.

Transfers of TexNew Mex Units

No holder of any TexNew Mex Unit may transfer any or all of its TexNew Mex Units without the prior written approval of our general partner, unless (i) the transfer is to an affiliate of the holder or (ii) the transfer is to any person who is, or will be substantially concurrently with the completion of the transfer, an affiliate of our general partner.

Special Limited Partner Interest

The Special Limited Partner Interest has the following rights, preferences and privileges.

Distributions

Except in the event of our dissolution and liquidation, the holder of the Special Limited Partner Interest shall not be entitled to any distributions.

Voting Rights

Holders of the TexNew Mex Units do not have any voting rights, except as provided by the Delaware Act.

DESCRIPTION OF OUR CASH DISTRIBUTION POLICY

Rationale

Our partnership agreement requires that we distribute all of our available cash quarterly. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including those contained in our partnership agreement, our credit facility, our indentures or other debt agreements and applicable law. Please read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Set forth below is a summary of our cash distribution policy and the material provisions of our partnership agreement that relate to cash distributions to our unitholders. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Second Amended and Restated Agreement of Limited Partnership which is filed as an exhibit to our Current Report on Form 8-K filed on October 31, 2017.

Distributions of Available Cash

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to its unitholders of record on the applicable record date. Cash distributions will not be characterized as resulting from operating surplus or capital surplus.

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of the quarter:

•	less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future credit needs subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; and

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months from sources other than additional working capital borrowings.

To the extent Andeavor and/or its affiliates own common units, the aggregate quarterly distribution of available cash allocated to Andeavor and/or its affiliates shall be reduced by the following amounts: (i) $12,500,000 for the quarter ending December 31, 2017; (ii) $15,000,000 per quarter commencing with the quarter ending March 31, 2018 and ending with the quarter ending December 31, 2018; and (iii) $12,5000,000 per quarter commencing with the quarter ending March 31, 2019 and ending with the quarter ending December 31, 2019.

Prior to making any distributions of available cash with respect to any quarter to the holders of our common units, available cash for such quarter will be first distributed to the holders of the TexNew Mex Units, pro rata, as of the applicable record date, in an amount equal to eighty percent (80%) of the excess of:

•	(i) the product of (A) the total volume of crude oil actually transported for such quarter on the approximately 375-mile segment of TexNew Mex Pipeline extending from WNRL’s crude oil station in Bisti, New Mexico, in the Four Corners region to its T Station in Eddy County, New Mexico, multiplied by (B) the number of days in such quarter, multiplied by (C) the applicable tariff for such quarter, minus (ii) actual operating expenses for such quarter, minus (iii) actual maintenance capital expenditures for such quarter, plus (iv) any increase in deferred revenue for such quarter, plus (v) certain transportation credits related to our TexNew Mex Pipeline business;

over

•	(i) the product of (A) 13,000, multiplied by (B) the number of days in such quarter, multiplied by (C) the applicable tariff for such quarter, minus (ii) the lesser of (A) actual operating expenses for such quarter and (B) the target operating expenses for such quarter, minus (iii) the lesser of (A) actual maintenance capital expenditures for such quarter and (B) the target capital expenditures for such quarter.

less any amounts reserved with the consent of holders of a majority of the TexNew Mex Units in accordance with our partnership agreement to fund certain expansion or investment capital expenditures (subject to return of such amounts if not used by our general partner).

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. If we make positive adjustments to the capital accounts upon the issuance of additional units as a result of such gain, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner designed to result, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Second Amended and Restated Agreement of Limited Partnership which is filed as an exhibit to our Current Report on Form 8-K filed on October 31, 2017. We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Description of our Cash Distribution Policy”;

•	with regard to the transfer of common units, please read “Description of Our Common Units — Transfer of Common Units;”

•	with regard to the rights, preferences and privileges of our TexNew Mex Units and the Special Limited Partnership Interest, please read “Description of our TexNew Mex Units and Special Limited Partnership Interest.”

Holders of our common units, TexNew Mex Units and the Special Limited Partnership Interest are considered limited partners of our partnership.

Organization and Duration

We were organized on December 3, 2010 and have a perpetual existence.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law, provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us, our principal operating subsidiary or its subsidiaries to engage in activities other than the gathering, transportation and storage of crude oil, the terminalling, transportation and storage of refined products and the gathering, transportation and processing of natural gas and natural gas liquids, our general partner has no current plans to do so. The general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Voting Rights

The following matters require the unitholder vote specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of our common units. For a description of the voting rights our TexNew Mex Units and Special Limited Partnership Interest, see “Description of our TexNew Mex Units and Special Limited Partnership Interest — TexNew Mex Units — Voting Rights” and “Description of our TexNew Mex Units and Special Limited Partnership Interest — Special Limited Partner Interest — Voting Rights.”

Issuance of additional units	No approval rights.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. See “— Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. See “— Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority. See “— Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of our common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2021 in a manner which would cause a dissolution of our partnership. See “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding common units, including units held by our general partner and its affiliates. See “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of our common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2021. See “— Transfer of General Partner Interest.”

Transfer of ownership interests in the general partner	No approval required at any time. See “— Transfer of Ownership Interests in General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of the partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in a number of states. Maintenance of our limited liability as the sole member of our principal operating subsidiary may require compliance with legal requirements in the jurisdictions in which our principal operating subsidiary conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our membership interest in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

There are no restrictions under our partnership agreement on the ability of our general partner to issue partnership securities, including partnership securities junior or senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of partnership securities upon conversion of outstanding partnership securities or the issuance of partnership securities pursuant to the underwriters’ option to purchase additional common units), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its current general partner interest in us. Our general partner’s current interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its current general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to the partnership agreement may be proposed only by or with the consent of the general partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion.

The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class. As of November 13, 2017, Andeavor and its affiliates, including our general partner, own approximately 59% of our outstanding common units.

No Unitholder Approval

The general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

(1) a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2) the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

(3) a change that the general partner determines is necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our principal operating subsidiary, nor its subsidiaries will be treated as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974 (ERISA), whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that the general partner determines is necessary or appropriate for the authorization or issuance of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

(7) an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

(8) any amendment that the general partner determines is necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by the partnership agreement;

(9) a change in our fiscal year or taxable year and related changes; or

(10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, the general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if the general partner determines that those amendments:

(1) do not adversely affect the limited partners (or any particular class of limited partner as compared to other classes of limited partners) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or appropriate for any action taken by the general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

(5) are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of limited partners in relation to other classes of limited partners will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Sale, or Other Disposition of Assets

A merger or consolidation of us requires the consent of the general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

In addition, the partnership agreement generally prohibits the general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. The general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. The general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. In addition, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If conditions specified in the partnership agreement are satisfied, the general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

(1) the election of the general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2) the entry of a decree of judicial dissolution of Andeavor Logistics; or

(3) the withdrawal or removal of our general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (3), the holders of a majority of the outstanding common units may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any limited partner; and

(2) neither Andeavor Logistics LP nor any of its subsidiaries would be treated as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not previously taxed as such).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Description of our Cash Distribution Policy — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding common units, agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, including units held by the general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates would give it the practical ability to prevent its removal. As of November 13, 2017, Andeavor and its affiliates, including our general partner, own approximately 59% of our outstanding common units.

Our partnership agreement also provides that if Tesoro Logistics GP, LLC is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on our common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for those interests.

In the event of removal of the general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for the fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual), or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2021 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without unitholder approval.

Change of Management Provisions

The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Tesoro Logistics GP, LLC as our general partner or otherwise change management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors.

Limited Call Right

If at any time the general partner and its affiliates hold more than 75% of the then-issued and outstanding partnership securities of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of: (1) the highest cash price paid by either of the general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those partnership securities; and (2) the current market price as of the date three days before the date the notice is mailed. As a result of the general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have its partnership securities purchased at an undesirable time or price.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

The general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.”

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-citizen assignee will not have the right to direct the voting of its units and may not receive distributions in kind upon our liquidation.

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under Federal Energy Regulatory Commission regulations, or in order to reverse an adverse determination that has occurred regarding such maximum applicable rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-taxpaying assignee will not have the right to direct the voting of its units and may not receive distributions in kind upon our liquidation.

Indemnification

Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(1) the general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of the general partner of our general partner or any departing general partner;

(4) any person who is or was a manager, managing member, officer, director, employee, agent, fiduciary or trustee of any entity described in (1), (2) or (3) above; or

(5) any person designated by the general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

The general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist it in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

The partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to it:

(1) a current list of the name and last known address of each partner;

(2) a copy of our tax returns;

(3) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4) copies of our partnership agreement, our certificate of limited partnership, related amendments, and powers of attorney under which they have been executed;

(5) information regarding the status of our business and financial condition, to the extent set forth in our most recent filings on Form 10-K, Form 10-Q and Form 8-K; and

(6) any other information regarding our affairs as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by the general partner or any of its affiliates (excluding affiliates who are officers, directors or employees of the general partner) or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Tesoro Logistics GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

PLAN OF DISTRIBUTION

We may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

VALIDITY OF SECURITIES

The validity of the securities and related guarantees offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain matters of Colorado law have been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain matters of New Mexico law have been passed upon for us by Rodey, Dickason, Sloan, Akin & Robb, P.A.

EXPERTS

The consolidated financial statements of Andeavor Logistics as of December 31, 2016 and 2015, and for each of the three years ended December 31, 2016, appearing in Andeavor Logistics’ Current Report (Form 8-K), dated August 21, 2017, and the effectiveness of Andeavor Logistics’ internal control over financial reporting as of December 31, 2016, appearing in Andeavor Logistics’ Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of WNRL as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the St. Paul Park Logistics Transaction), which is incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Andeavor Logistics filed on November 14, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of QEP Field Services Company, included as Exhibit 99.4 of Tesoro Logistics LP’s Current Report on Form 8-K dated October 20, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.